EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO	Parice Halbert, CFA
763-553-7736	Westwicke Partners, LLC
Michael Kramer, CFO	443-213-0500
763-557-2222

ATS Medical Announces $20 Million in Proceeds from a Private Equity Financing and Announces Resolution of Litigation

MINNEAPOLIS, MN, December 22, 2008 — ATS Medical, Inc. (Nasdaq: ATSI), a manufacturer and marketer of state-of-the-art cardiac surgery products and services, today announced that it has closed a $20 million equity financing with Essex Woodlands Health Ventures. In connection with the financing, ATS Medical issued and sold to Essex Woodlands 8,510,639 shares of its common stock at a purchase price of $2.35 per share, and warrants to purchase 2,533,192 shares of common stock at an exercise price of $2.475 per share during the first year after the closing, $2.85 per share during the second year, and $3.10 thereafter.

“With ATS Medical’s technological innovation, strong product portfolio and experienced management team, the company is positioned to be a leader in the cardiac surgery market. We are excited about the opportunity to invest in ATS Medical and share in its success,” said Martin Sutter, Co-Founder and Managing Director at Essex Woodlands, who has joined ATS Medical’s Board of Directors. Essex Woodlands, a premier venture capital firm which invests exclusively in healthcare, has offices in London, New York Palo Alto and Houston.

“With this financing, we have significantly strengthened our balance sheet and added one of the most respected healthcare investors in the United States to our shareholder base,” said Michael Dale, President and Chief Executive Officer of ATS Medical. “In addition, this financing will allow the company to settle a longstanding dispute and related litigation on terms we believe serve the best interest of shareholders. We are pleased to be eliminating the uncertainty and distraction of ongoing litigation.”

ATS Medical announced today the settlement of its lawsuit with Carbomedics which began in 2007 and is related to its supply agreement with Carbomedics for certain mechanical heart valve components. Carbomedics’ original claims against the company totaled more than $22 million. As part of the Carbomedics settlement, ATS Medical will pay $3.0 million to Carbomedics on December 29, 2008, and an additional $4.5 million on April 30, 2009. Under the terms of the settlement, ATS Medical maintains all rights to manufacture, market and sell the ATS Open Pivot® mechanical heart valve. Satisfaction of the settlement terms will conclude all related matters with Carbomedics and preclude any future litigation on the matter in question.

Fourth Quarter Outlook

Excluding the expenses related to settlement of this litigation, ATS Medical believes that it will generate adjusted operating profit for the fourth quarter consistent with its prior guidance for GAAP operating profit.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The Company, global in scope, is headquartered in Minneapolis, Minnesota. More than 160,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus® annuloplasty products for heart valve repair and ATS CryoMaze™ surgical ablation products. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007 and its most recent quarterly report on Form 10-Q.